Exhibit 10.22

Executive Employment Agreement

This Executive Employment Agreement (Agreement) is entered into by Greg M. Dixon, an individual (Mr. Dixon or Executive), and CNB Financial Corporation, a Pennsylvania corporation, and CNB Bank, a state banking institution organized under the laws of the Commonwealth of Pennsylvania, and their respective affiliates, subsidiaries, successors, and assigns (collectively CNB or Bank) on the last date set forth in the signature block below (effective date).

Background

Mr. Dixon became Executive Vice President and Chief Risk Officer of both CNB Financial Corporation and CNB Bank on January 1, 2020. The Bank desires to continue to employ Executive and Executive desires to continue to be employed by the Bank under the terms and conditions of this Agreement. This employment relationship, as well as other covenants described herein, are consideration for this Agreement, the receipt and sufficiency of which are acknowledged by the parties. Parties agree as follows:

1.POSITION AND DUTIES.

a.Mr. Dixon will continue to serve as Executive Vice President and Chief Risk Officer of CNB Financial Corporation and CNB Bank under the direction and control of the Board of Directors of CNB Financial Corporation (the CNB Financial Corporation Board). Executive has and will continue to have all duties, responsibilities and authority consistent with these positions. Executive agrees to act and perform services in a manner consistent with Bank policies, procedures and mores.

b.Executive agrees to devote the time, resources, effort and attention necessary to fulfill his/her duties to the highest ethical principles, industry standards, and to the reasonable satisfaction of the Bank and the CNB Financial Corporation Board. Executive agrees not to engage in any other employment, including self employment, during any term of this Agreement. On behalf of the Bank, Mr. Dixon will engage in charitable and social organizations that are consistent with his/her professional responsibilities and position with the Bank.

c.Executive's performance will be evaluated periodically by the Chief Executive Officer of CNB, Executive Compensation Committee, and the CNB Financial Corporation Board as needed but no less frequently than annually.

2.COMPENSATION.

a.Base Salary. Executive's initial annual base salary shall be $191,000, minus all applicable deductions, and paid in accordance with the Bank's customary payroll practices. Executive's base salary will be reviewed at least annually by the CNB Financial Corporation Board and adjustments considered but not guaranteed.

b.Incentive Compensation. Executive shall be eligible to receive cash incentive compensation as determined by the Executive Compensation Committee or the CNB Financial Corporation Board. Executive is eligible to receive incentive compensation equal to up to forty percent (40%) of his annual base salary. To earn incentive compensation, Executive must be employed by CNB on December 31 of the year for which such incentive compensation is earned, and such incentive compensation will be paid to the Executive no later than March 15 of the following calendar year.

c.Stock. During employment, at the discretion of the CNB Financial Corporation Board, Executive is eligible to participate in the CNB Financial Corporation 2019 Omnibus Incentive Plan or any successor plan, if any, subject to the terms of that plan or successor plan.

d.Other Compensation. Executive may be entitled to or eligible for bonuses, stock rights, or other compensation as may be decided by the CNB Financial Corporation Board from time-to-time.

e.Benefits. The Bank will offer Executive all benefits, including insurances, paid time off, retirement plans, and similar benefits, made available to other similarly situated executive-level Bank employees upon the same or similar terms and conditions. All benefits hereunder may change from time-to-time at the Bank's discretion, subject to benefit plans and applicable law. Coverage, eligibility, and other terms and conditions of any benefit are governed by the benefit plan documents which control.

f.Director and Officer Insurance. The Bank or its successor will purchase and maintain Director and Officer Liability Insurance for the benefit of Executive in connection with his/her acts and omission as a Bank officer during his/her employment.

3.TERM. This Agreement commences on the effective date and will continue until December 31, 2022 (Initial Term). Thereafter, this Agreement automatically renews for successive 12-month periods (Renewal Term) unless terminated in accordance with the termination provisions set forth below.

4.TERMINATION. This Agreement may terminate prior to the end of the Initial Term or any Renewal Term under the following circumstances:

a.Executive's death or Disability. For purposes of this Agreement, Disability means Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of CNB; or (iii) is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board, if applicable.

b.Termination Due to Change in Control/Good Reason

i.In case of a Change in Control, Executive may terminate his/her employment in the case of one or more of the following events which will be treated as a termination for Good Reason:

1.Material reduction in Executive's authority, duties or responsibilities or assignment of duties inconsistent with the positions of Executive Vice President and Chief Risk Officer without Executive's consent.

2.Material reduction in Executive's base salary or overall compensation without Executive's consent.

3.Relocation of Executive's principal place of employment outside of a 25-mile radius of his/her then current principal place of employment at the time of the Change in Control without Executive's consent.

ii..    Cure Period.

1.If one or more of the foregoing events occur, Executive must give the CNB Financial Corporation Board written notice of intent to terminate his/her employment under this section within 90 days of the event(s) constituting Good Reason. This notice must describe the conditions constituting good reason and give the Bank 30 days from the date of Executive's written notice to cure such conditions ("cure period"). Executive is required to negotiate in good faith to resolve his/her concerns(s).

2.If the Bank fails to respond to Executive's notice or the parties are unable to reach a mutually agreeable resolution, Executive must terminate his/her employment within 21 days after the end of the cure period. Thereafter, Executive will have waived the right to terminate his/her employment for Good Reason for the reason(s)

specified in the notice. Termination by Executive thereafter will be a Voluntary Resignation by Executive under 4(c).

iii.For the purposes of this Section, "Change in Control" includes one or more of the following occurrences:

1.Sale of all or substantially all of CNB Bank's stock or CNB Financial Corporation's stock.

2.Sale of all or substantially all of CNB Bank's or CNB Financial Corporation's assets.

3.Acquisition of stock by a third party or group of persons or entities acting in concert sufficient to elect a majority of directors to the Board of Directors of the Bank or to the CNB Financial Corporation Board.

4.Ownership of more than 40% of CNB Financial Corporation stock by a single person or entity or group of persons or entities acting in concert.

iv.Notwithstanding the foregoing, a "Change in Control" does not occur unless the event results in a change in the ownership of the Bank, a change in the effective control of the Bank, or a change in ownership of a substantial portion of the Bank's assets under Section 409A.

c.Non-Renewal by Executive (Voluntary Resignation). Should Executive decide to not renew this Agreement by terminating his employment upon the expiration of this Agreement, he must provide no less than 120 days written notice to the CNB Financial Corporation Board of this intent.

Notwithstanding the foregoing, the Bank reserves the right to end Executive's employment any time after Executive gives notice under this provision. In the event the Bank ends Executive's employment prior to the end of the 120 days' notice, Executive will be entitled to his base salary through the end of the notice period, but for all other purposes such termination will be considered voluntary by Executive.

It will also be deemed a "voluntary termination" by Executive if Executive opts to resign/retire in lieu of termination by the Bank for Cause.

d.Non-Renewal or Termination by the Bank (Without Cause Termination). This Agreement may be terminated or not renewed by the Bank without Cause, provided that the Bank gives Executive no less than 120 days' written notice of the intent to terminate or not renew.

e.Termination by the Bank for Cause. The Bank may terminate Executive's employment, without notice, for one or more of the following reasons, which will be treated as termination for Cause:
i.Executive's theft or embezzlement of Bank money, property or other assets; Executive's perpetration of fraud against the Bank; or other acts that impact or compromise the financial security of the Bank.

ii.Executive's participation in any activity which is criminal or knowingly competes with the Bank.
iii.Executive's violation of any material policy or procedure of the Bank or this Agreement.

iv.Executive ceases to qualify for his/her positions and/or the responsibilities of his/her positions due to law, regulation, disqualification or loss of certification or authorization to work in the relevant industry, or for any similar reason.

v.Executive's material and continued failure to perform his/her duties under this Agreement or failure to do so in a competent and/or businesslike manner as reasonably determined by the CNB Financial Corporation Board.

vi.Executive's use of illegal drugs, or abuse of alcohol or prescribed drugs that materially impairs Executive's ability to perform his/her duties hereunder and/or negatively reflects upon the Bank or its reputation.

vii.Any other act or omission by Executive or his/her immediate family that the Bank reasonably believes to adversely and materially compromise the security, stability, operations, or reputation of the Bank.

In case of violations under the foregoing 4(e)(v)-(vii) only, the Bank will give Executive written notice of the violation(s) and actions required to cure such violations. Executive will have 30 days from the date of written notice to cure such violations to the reasonable satisfaction of the CNB Financial Corporation Board. The Bank reserves the right to suspend Executive during an investigation or 30-day cure period. Such suspension is not a termination for the purposes of this Section.

5.EFFECT OF TERMINATION

a.Upon termination for any reason, Executive will receive his/her base salary prorated to his/her last day worked (if death or Disability) or the date of termination of employment.

b.Upon termination for any reason, Executive's stock award will, as applicable, be governed by the CNB Financial Corporation 2019 Omnibus Incentive Plan or successor plan, if any.

c.Upon a termination by Executive for Good Reason (in the event of a Change in Control) or by the Bank Without Cause, in addition to the compensation provided in 5(a)-(b), Executive will also be entitled to the following:

i.Severance Compensation. Executive will be entitled to compensation equal to 2.0 times his then current base salary plus 2.0 times the average of Executive's incentive pay bonuses for the three (3) years preceding the year of termination. This compensation will be paid as a one-time lump sum payment, minus all applicable deductions, within 30 days after the conditions in 5(d)(i) are fully satisfied.

ii.Stock Award. The treatment of Executive's stock award will, as applicable, be governed by the CNB Financial Corporation 2019 Omnibus Incentive Plan or successor plan, if any.

d.The Bank's obligation to make payment(s) under foregoing Section (5)(c)(i) is conditioned upon:

i.Severance Agreement

a.Executive executing and delivering to the Bank (and the expiration of any revocation or rescindment period) a severance agreement, including without limitation a waiver and release by Executive of all eligible rights and claims against the Bank, its officers, directors, owners, employees, and others; as well as confidentiality, non solicitation, and non-disparagement clauses (the Severance Agreement).

b.Bank will present the Severance Agreement to Executive no later than 15 days after the date of Executive's termination.

c.Executive must execute the severance agreement, if at all, no later than 21 days after receipt (or 45 days in case of a reduction in force).

d.Payment under Section 5(c)(i) will be made no later than 30 days from the date the Severance Agreement becomes fully effective and non-revocable.

ii.Executive's strict compliance with all post-termination obligations including without limitation the Non-Competition, Non-Solicitation, Confidentiality, and Non-Disclosure provisions.

6.TAX AND REGULATORY CONSIDERATIONS

a.280G Considerations

i.Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by CNB to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 2800 of the Internal Revenue Code of 1986, as amended (the Code) and the applicable regulations thereunder (the Aggregate Payments), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 2800 of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.2800-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg.§1.2800-1, Q&A-24(b) or (c).

ii.For purposes of this Section 6(a), the After Tax Amount means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive's receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

iii.The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to 6(a)(i) shall be made by a nationally recognized accounting firm selected by the Company (the Accounting Firm), which shall provide detailed supporting calculations both to CNB and Executive within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by CNB or Executive. Any determination by the Accounting Firm shall be binding upon CNB and Executive.

b.Section 409A

i.General Compliance. This Agreement is intended to comply with Section 409A of the Code (Section 409A) or an exemption thereunder and should be construed and administered in accordance with that intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment provided under this Agreement, if any, is to be treated as a separate payment.

Parties agree that the payment(s) hereunder is intended to be excepted from Section 409A as separation pay due to an involuntary separation from service or a short-term deferral pursuant to Treasury Regulation Section l.409A-l(b)(4) and are to be excluded from Section 409A to the maximum extent possible.

Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with or are exempt from Section 409A, and in no event is the Bank liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

ii.Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the termination date or, if earlier, on Executive's death (the Specified Employee Payment Date). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date is to be paid to Executive in a lump sum on the Specified Employee Payment Date. Thereafter, any remaining payments must be paid without delay in accordance with the original schedule.

c.Federal Deposit Insurance Act (FDIA). All payments under this Agreement or otherwise to Executive are subject to and conditioned upon their compliance with Section 18(k) of the FDIA and any related regulations.

7.COOPERATION. After the termination of this Agreement and/or Executive's employment for any reason, to the extent reasonably requested by the Bank, Executive agrees to cooperate with the Bank in connection with matters arising out of Executive's service to the Bank. The Bank will make reasonable efforts to minimize disruption to Executive and will reimburse him/her for reasonable expenses incurred in connection with such cooperation. To the extent Executive is required to spend substantial time on such matters, the Bank agrees to compensate Executive at a reasonable hourly rate agreed upon by the parties.

8.INDEMNIFICATION. In the event Executive is made a party or threatened to be made a party to any action, charge, suit or other proceeding whether civil, criminal, administrative, investigative, or alternative dispute resolution (Proceeding) by reason of his/her employment by, position with, or acting at the direction of the Bank, the Bank agrees to indemnify and hold harmless Executive to the fullest extent allowed by law from and against all liabilities, costs, claims, and expenses, including attorneys' fees. If it is adjudicated that Executive acted fraudulently, with gross negligence, or with willful or negligent intent to harm the Bank, Executive must reimburse the Bank for all monies paid under this provision. This provision does not apply to any Proceeding initiated by either party in connection with this Agreement.

9.CONFIDENTIAL INFORMATION. Executive understands and acknowledges that during his/her employment, particularly in light of his/her executive and operational control, he/she will create, receive or have access to Bank information and information of customers which is collectively or independently confidential, trade secret, or of proprietary value (Confidential Information) Executive further understands and agrees that this Confidential Information is an asset to the Bank and/or the respective holder of such information, provides a competitive advantage, and in some cases is protected from disclosure by law.

Executive acknowledges that CNB makes great effort to protect the confidentiality of Confidential Information and prevent it from disclosure to persons or entities outside of the Bank's business or to the public in general. Executive further acknowledges that the disclosure or dissemination of such information for non-Bank purposes would cause great harm to all parties, and in some cases, violate the law. Executive, therefore, agrees to use all reasonable measures necessary to avoid any disclosure, including accidental disclosure, of Confidential Information and to protect it from public exposure. This includes, without limitation, securing paper or electronic information, work devices such as laptops and mobile devices, and verbal and electronic communications against unauthorized access or disclosure.

Executive's promise to maintain the confidentiality of Confidential Information is material to this Agreement and vital to employment. Executive understands that any material breach of his/her confidentiality obligations will result in termination of employment for Cause; and if any legal or other action is necessitated by the breach, Executive will be responsible for all costs, including attorneys' fees, of such action.

The following list includes some, but not all, of the Confidential Information Executive may create, receive or have access to during employment:

•Information about CNB's Directors, Advisory Boards and their members, and CNB employees.

•Customer and prospective customer lists, identities, contact information and contact names, or compilation of the same and the terms and conditions of customer relationships.

•Information that is exchanged with a customer, prospective customer, or business affiliate for the purpose of securing or expanding business.

•Code, user interface or other intellectual property associated with the Bank's software, including individual lines of code as well as code compilations, and any unique, derivative or modified versions of software or code.

•The Bank's intellectual property and any information related to the Bank's intellectual property whether patented, patentable, copyrighted or otherwise protected by intellectual property laws.

•Bank financial information including, without limitation, budgets, profit/loss sheets, asset valuation, financial forecasts, bookkeeping, liabilities, debts, credits, accounts payable/receivable.

•Strategic plans, Bank policies or procedures, expansion plans or projections.

•Business practices, processes, or methods which are unique to the Bank and give it a competitive advantage.

•Sales information, pricing, margin or related information

•Marketing strategies; sales methods; target markets, industries or customers.

•Research, development and technological strategies and advancements.

•Ideas, strategies, recommendation or insights developed as a result of the Bank and Executive's relationship.

•Identity of the Bank's vendors, suppliers, or consultants or the terms and conditions of these relationships.

•Any other information that qualifies as a trade secret under law.

Confidential Information does not include information which is generally known to the public through no wrongful act or omission of any party.

10.NON-DISCLOSURE.

a.Executive agrees not to, in any way, disclose, transmit, gather or otherwise use Confidential Information except in the course of Bank business. Non-disclosure applies to all Confidential Information whether written, recalled from memory, electronic or in any other form. This Agreement applies both during Executive's employment with CNB and after the relationship with CNB ends.

b.Executive agrees not to give access to software, databases, computers, paper or electronic files, or Bank facilities or supplies to any person unless it is business related and consistent with Executive's position or specifically authorized in writing by the CNB Financial Corporation Board.

c.Nothing in this Agreement shall be interpreted or applied to prohibit Executive from making any good faith report to any governmental agency or other governmental entity (a Government Agency) concerning any act or omission that Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits Executive's ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive's ability to provide documents or other information, without notice to CNB. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.RETURN AND NON-TRANSMITTAL OF CONFIDENTIAL INFORMATION/BANK. At the end of Executive's employment, or whenever requested, Executive agrees to promptly return all Confidential Information, in whatever form, in his/her possession or control. Executive further agrees not to copy, retain copies of, delete, remove, transmit or otherwise keep any Confidential Information that is embodied in any form or medium.

Executive agrees to return all Bank property upon the termination of employment or when requested, in the same or similar condition as when received.

12.NON-COMPETITION AGREEMENT. Executive agrees not to engage in any employment, business, or other activities which competes in any way with the work or business plans of the Bank while employed by the Bank and for twenty-four (24) months after Executive's employment ends for any reason. Specifically, without limitation, Executive agrees not to, directly or indirectly,

a.Start, make preparations to start, own, operate, or hold any ownership interest in (other than nominal, arms-length ownership) any business or other entity that provides banking financial services including related support services; or

b.In any capacity work for, provide services to (including gratuitous services) or consult with:

i.any individual, company, business, or other entity which provides the same or similar services as those offered by the Bank at the time of Executive's departure; and/or

ii.any consulting firm or other entity that provides advice, services or other assistance to CNB's competitors.

During employment, Executive's non-competition restrictions are not limited and apply to all competitive activities. During the 24-month post-termination period, these non competition restrictions apply in any state of the United States in which the Bank does business, or has definitive plans to start business in, at the time of Executive's departure. (At the time of the execution of this Agreement, those states are New York, Ohio and Pennsylvania.)

13.NON-SOLICITATION AGREEMENT. While employed by the Bank and for 24 months after Executive's employment ends for any reason, Executive agrees not to do, or attempt to do, any of the following:

a.provide to any CNB customer services that are the same or similar to the services Executive provided while employed by the Bank, even if the customer initiates the relationship or communication;

b.solicit or in any way divert any business, customer, or prospective customer away from the Bank;

c.recruit, solicit or encourage the Bank's workforce to leave employment or discontinue a relationship with CNB; or

d.interfere with, divert, or solicit away from the Bank any person, business, supplier, contractor, or other person or entity with whom CNB has a relationship.

14.NON-DISPARAGEMENT AGREEMENT. During Executive's employment and thereafter, Executive agrees not to disparage, defame, libel, slander, malign or otherwise cause harm to the Bank, its reputation or good will, or any of the Bank's employees, management, directors, advisory board members, officers, owners or the family members or businesses of the foregoing, in any forum or form including verbal, written, electronic or online.

15.CONFLICT OF INTEREST. Executive must be free of conflicts of interest that could adversely influence Executive's judgment, objectivity or commitment to CNB in conducting Bank business and providing services. Examples of conflicts of interest include, without limitation:

a.Having outside employment, affiliations or investments that affects Executive's ability to satisfactorily, neutrally, and efficiently perform his work for the Bank.

b.Leveraging CNB's business or customer relationships for Executive's own personal gain or the gain or benefit of a person or business outside of CNB, even a non-competing business.

c.Providing the same or similar services offered by CNB to customers or others outside of the Bank, or assisting another person or entity in doing so.

d.Diverting work, business or opportunities that should be offered to CNB to another person, business or entity.

e.Using Confidential Information or CNB property for personal use or competitive gain or advantage of self or another.

f.Diverting work time or resources that should be dedicated to CNB and its business to other activities.

g.Engaging in any activity or acting with om1ss1on in a way that violates or reasonably appears to violate CNB's Code of Conduct.

The Bank recognizes that Executive may take part in legitimate financial, business, charitable and other activities, but he/she must promptly disclose any potential conflict of interest to the CNB Financial Corporation Board before engaging in such activities.

16.WORK PRODUCTION.

a.OWNERSHIP. All works, ideas, designs, branding, programs, code of any kind (including translations), ideas and concepts, software (including any derivative or modified versions), discoveries, inventions, products or other information or works, whether copyrightable, patentable, trade secret or not, (collectively, Work Product) developed in whole or in part by Executive during his/her employment by the Bank and related in any way to the business or contemplated business, products, activities, research, or development of the Bank or resulting from any work performed by Executive for the Bank (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), or under Executive's direction or control, is the sole and exclusive property of CNB.

b.WORK MADE FOR HIRE; ASSIGNMENT. Executive acknowledges that, by reason of being employed by the Bank at the relevant times, to the extent permitted by law, all Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are, therefore, owned by the Bank.

c.ASSIGNMENT AND WAIVER. Executive hereby agrees to irrevocably assign to the Bank, and hereby irrevocably assigns to the Bank, for no additional consideration, Executive's full right, title, and interest in and to all Work Product and intellectual property rights (whether registered or not) therein. Upon request, Executive agrees to take any action necessary to protect the Bank's right, interests and use of the Work Product, including, without limitation, all intellectual property rights, assignment, or grant of Power of Attorney or license or sub-licenses. Further, Executive waives all rights and any claims or causes of action of any kind against the Bank concerning Work Product rights.

17.ARBITRATION.

a.Parties agree that any dispute or claim arising out of or relating to this Agreement, breach thereof, or the relationship of the parties or termination thereof, will be settled by binding arbitration held in a private location in Clearfield County, Pennsylvania and in accordance with the applicable state and federal laws of Pennsylvania and the Pennsylvania Uniform Arbitration Act rules and procedures. Notwithstanding the foregoing, Parties may seek immediate injunctive relief in Pennsylvania's state or federal courts should they so choose. All questions or challenges to the arbitrability of this Agreement or any claims hereunder or arising out of the relationship of the parties or termination thereof, will be decided exclusively by the arbitrators.

b.Three arbitrators will oversee the proceedings and will be selected as follows: each party will select one (1) arbitrator and those two (2) arbitrators will mutually select the third arbitrator. Parties are to bear their own costs and attorneys' fees except CNB will bear the costs of the arbitrators, stenographer (if used), and arbitration location.

Notwithstanding the foregoing, in the event a party fails to proceed with arbitration, unsuccessfully challenges any part of this arbitration provision, or fails to comply with the arbitrator's award, the other party is entitled to all costs, including reasonable attorneys' fee, for having to compel arbitration or defend or enforce the award.

c.Arbitrators must limit discovery to those documents, depositions, information requests, subpoenas and other discovery means which are necessary for both parties to fully and fairly vindicate or defend claims brought hereunder. Arbitrators may award any remedy available by the statute(s) at issue. The arbitrators' decision must be a majority decision, but need not be unanimous. The award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators will issue a written opinion with, at a minimum, the essential findings and conclusions upon which the decision is based within 5 days of the conclusion of the proceedings.

18.CLASS ACTION WAIVER. Any action brought by Executive, including without limitation arbitration, will proceed solely on an individual basis without the right for any claim to be adjudicated on a class action basis or on any basis involving claims brought in a purported representative capacity on behalf of others. The adjudicator's authority to resolve and make written awards is limited to claims between Executive and the Bank alone. Claims may not be joined or consolidated unless agreed to in writing by all parties. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the adjudication. This provision survives the termination of this Agreement.

19.EMPLOYEE'S OBLIGATIONS UNDER THIS AGREEMENT.

a.Indirect Actions. Any provision of this Agreement that prohibits an action or omission on Executive's part applies to Executive directly as an individual, as well as indirectly through any other person or entity including without limitation family members, company, business, enterprise, or any other direct or indirect means.

b.Survivorship. The obligations in the Non-Disclosure, Indemnification, Non Disparagement, Work Products, Arbitration, Class Action Waiver, and Miscellaneous provisions survive the termination of this Agreement in perpetuity unless specifically stated otherwise or are rendered unenforceable by law. The obligations in the Non-Competition and Non-Solicitation provisions survive the termination of this Agreement for the time period specified in those provisions and/or the time necessary to enforce such provisions.
c.Tolling/No Defense. Any time period specified in this Agreement, including without limitation, the 24-month Non-Competition and Non-Solicitation provisions, does not include any period of time in which Executive is in violation of this Agreement and/or the time required to enforce this Agreement. Any claim Executive may have against the Bank does not constitute a defense to the Bank's enforcement of the Non-Solicitation, Non-Competition, Confidentiality, Non Disclosure, Conflict of Interest, Work Product, Arbitration, Class Action Waiver, and/or Non-Disparagement provisions.

d.Immediate and Irreparable Injury. Executive acknowledges that any violation of the Confidentiality, Non-Disclosure, Non-Solicitation, Non-Competition, Work Product, Conflict of Interest, and/or Non-Disparagement provisions would cause immediate and irreparable injury to CNB such that an adequate remedy at law will not exist. Consequently, in the event of such violation, CNB will be entitled to temporary and/or permanent injunctive relief without proving actual damage or loss, as well as any other relief deemed proper by a Court of law or other adjudicatory forum.

20.MISCELLANEOUS.

a.Executive acknowledges and agrees that the restrictions and promises outlined herein are material to this Agreement and, in view of the business in which CNB is engaged and the executive functions of Mr. Dixon, are reasonable and necessary to protect the legitimate business interests of the Bank, including, without limitation, the Bank's confidential, trade secret and other proprietary information, good will, assets, business relationships, reputation, and other interests.

b.This Agreement constitutes the entire agreement between Executive and Bank with respect to the matters addressed in this Agreement and supersedes any other agreement, understanding or other communication, oral or written.

c.Modifications of this Agreement are only binding if in writing and signed by both parties. This Agreement cannot be modified in any way by oral statement.

d.This Agreement is entered into in the State of Pennsylvania. Parties agree that Pennsylvania state and/or federal law will govern all provisions of this Agreement, including any disputes hereunder, without regard to Pennsylvania conflicts of laws principles. Parties consent to the jurisdiction of the State or Federal Courts of Pennsylvania, venue in Clearfield County, Pennsylvania (state) or Johnstown, Pennsylvania (federal) for adjudication of any dispute arising hereunder.

e.For the purposes of notification under this Agreement, notice to CNB must be sent to CNB c/o of the President & CEO, 31 South Second St., PO Box 42, Clearfield, PA 16830.

Notice to Executive must be sent to CNB, 31 South Second St., PO Box 42, Clearfield, PA 16830 and his then current home address on file with the Bank.

f.Should either party pursue legal action to enforce any provision of this Agreement, the breaching party will be responsible for all attorney costs, filing fees or any other costs reasonably and actually incurred by the substantially prevailing party in enforcing this Agreement whether in court, by arbitration, mediation or other recourse; and will reimburse the non-breaching party for the same.

Should the parties proceed to arbitration pursuant to the arbitration section, that section's provisions concerning attorneys' fees, costs, etc. supersedes the foregoing paragraph.

g.The Bank reserves the right to assign this Agreement to an affiliated or successor company, or any other company, business or entity. In the event this Agreement is assigned, all terms and conditions hereunder remain in full force and effect. Executive may not assign this Agreement.

h.Except as specifically stated in the Agreement, no failure or delay in exercising any rights hereunder, nor any course of action, will act as a waiver or preclude the exercise of such rights, or otherwise affect the enforceability of any part of this Agreement.

i.If any part of this Agreement, including without limitation the Non-Compete, Non Solicitation or Arbitration provisions, is deemed to be unenforceable for any reason, the remainder of the Agreement will continue in full force and effect. Unenforceable provisions will be modified to that extent necessary to make them enforceable consistent with the law and the intentions of the parties.

Parties have read this Agreement, understand their respective rights and obligations, and agree to be bound by it.

EXECUTIVE

By: /s/ Gregory M. Dixon                Date:    September 30, 2020

Printed name: Gregory M. Dixon

CNB FINANCIAL CORPORATION

By: /s/ Joseph B. Bower, Jr.                Date:    September 30, 2020

Printed name: Joseph B. Bower, Jr.            Title:    President & CEO

CNB BANK

By: /s/ Joseph B. Bower, Jr.                Date:    September 30, 2020

Printed name: Joseph B. Bower, Jr.            Title:    President & CEO